Exhibit 99.1

CONTACTS:

Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	630-864-6050
Michael.Steele@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Fourth Quarter and Full Year 2014 Results

Begins 2015 with Annualized Run Rate of More Than $500 Million in Merger Synergies

Boca Raton, Fla., February 24, 2015 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions formed by the merger of Office Depot and OfficeMax Incorporated (“OfficeMax”), today announced results for the fourth quarter and year ended December 27, 2014.

“We were pleased to deliver strong fourth quarter results, and full year 2014 adjusted operating income that was almost three-fold higher than the prior year pro forma. Our teams executed extremely well on all of our 2014 critical priorities, and we exited 2014 with an annualized run rate of more than $500 million in merger integration synergies,” said Roland Smith, chairman and chief executive officer for Office Depot, Inc. “Our operating priorities for 2015 primarily focus on driving continued synergies and efficiencies and improving the customer experience.”

Smith added, “On February 4, we entered into a definitive agreement for Staples to acquire all of the outstanding shares of Office Depot. This transaction, which is expected to close by the end of 2015, delivers great value for our shareholders and is also an endorsement of the tremendous success we’ve had integrating Office Depot and OfficeMax over the past year. We remain on track with the Office Depot/OfficeMax merger integration and our European restructuring plans.”

Consolidated Results

Reported (GAAP) Results

Office Depot’s reported results for the fourth quarter and fiscal year ended December 27, 2014 include the financial results from OfficeMax, whereas prior year reported results include only OfficeMax’s operations from November 5, 2013, the date of the merger, through December 28, 2013 (the “OfficeMax stub period”).

Total reported sales for the fourth quarter of 2014 were $3.8 billion compared to $3.5 billion in the fourth quarter of 2013, and were 6% lower than combined pro forma sales of $4.1 billion in the fourth quarter of the prior year.

In the fourth quarter of 2014, Office Depot reported an operating loss of $61 million and a net loss available to common stockholders of $84 million, or $0.15 per share. In the fourth quarter of 2013, the reported operating loss was $118 million and the net loss available to common stockholders, was $144 million, or $0.34 per diluted share.

For the full year 2014, Office Depot reported an operating loss of $275 million compared to an operating loss of $205 million in the full year 2013, and a net loss attributable to common stockholders of $354 million, or $0.66 per share, compared to a net loss of $93 million, or $0.29 per share in the full year 2013.

Adjusted (non-GAAP) Results

Adjusted operating income(1) for the fourth quarter of 2014 was $78 million compared to a combined pro forma adjusted operating loss of $8 million in the fourth quarter of 2013. Adjusted net income available to common stockholders(1) for the fourth quarter of 2014 was $40 million, or $0.07 earnings per share, compared to a combined pro forma adjusted net loss of $27 million, or $0.05 loss per share, in the fourth quarter of 2013.

•	Adjusted operating income for the fourth quarter of 2014 excludes special charges and credits totaling $139 million, which were comprised of $90 million in merger-related expenses, $38 million in International restructuring charges, and $11 million in non-cash store and other impairment charges.

•	Adjusted net income available to common stockholders for the fourth quarter of 2014 excludes the after-tax effect of these items.

For the full year 2014, adjusted operating income was $289 million, compared to combined pro forma adjusted operating income of $99 million in the full year 2013. The full year 2014 adjusted net income available to common stockholders of $117 million, or $0.22 per share, compared to a combined pro forma adjusted net loss of $2 million, or zero cents per share in the full year 2013.

Operating results for the company’s former interest in the Grupo OfficeMax JV, which was sold on August 5, 2014, have been excluded from the full year 2014 non-GAAP results as well as the 2013 pro forma results for comparability. Pro forma statements of operations for 2013, which combine Office Depot and OfficeMax operations and include purchase accounting and other adjustments, are available on the Investor Center page of the company’s website at investor.officedepot.com.

Consolidated (in millions, except per-share amounts)	4Q14	4Q13 Pro Forma	4Q13 Reported	FY14	FY13 Pro Forma	FY13 Reported
Sales	$3,832		$3,486	$16,096		$11,242
Sales growth from prior year period – as reported	10%			43%
Gross profit	$891		$787	$3,776		$2,626
Gross profit margin	23.3%		22.6%	23.5%		23.4%
Operating income (loss)	$(61)		$(118)	$(275)		$(205)
Net income (loss) available to common stockholders	$(84)		$(144)	$(354)		$(93)
Net earnings (loss) per common share	$(0.15)		$(0.34)	$(0.66)		$(0.29)
Adjusted sales*	$3,832	$4,061		$15,941	$16,549
Adjusted sales* decline from prior year combined pro forma results	(6)%			(4)%
Adjusted gross profit*	$891	$907		$3,736	$3,849
Adjusted gross profit margin*	23.3%	22.3%		23.4%	23.3%
Adjusted operating income (loss)*	$78	$(8)		$289	$99
Adjusted operating income margin (loss)*	2.0%	(0.2)%		1.8%	0.6%
Adjusted net income available to common stockholders*	$40	$(27)		$117	$(2)
Adjusted net earnings (loss) per common share*	$0.07	$(0.05)		$0.22	$0.00

*	Non-GAAP measures.

(1)	Adjusted operating income and adjusted net income available to common stockholders are non-GAAP measures and are defined as operating income less charges or credits not indicative of our core operations and net income excluding the after-tax effect of these items, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant legal accruals. Additionally, adjusted operating income and adjusted net income available to common stockholders exclude results from the Grupo OfficeMax consolidated joint venture, as the Office Depot interest in the joint venture was sold in August 2014. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on our Investor Relations website at investor.officedepot.com. Additional information is provided in our Form 10-K for the year ended December 27, 2014.

Divisional Results

North American Retail Division

Retail Division sales were $1.5 billion in the fourth quarter of 2014 compared to $1.4 billion in the prior year period. Prior year results include the OfficeMax stub period. On a combined pro forma basis, fourth quarter 2014 sales declined 7% and were negatively impacted by store closures during the year. Same-store sales declined 2% versus last year, primarily due to lower transaction counts.

North American Retail (in millions)	4Q14	4Q13 Pro Forma	4Q13 Reported	FY14	FY13 Pro Forma	FY13 Reported
Sales	$1,539	$1,658	$1,403	$6,528	$6,954	$4,614
Sales decline from prior year combined pro forma results	(7)%			(6)%
Same-store sales decline from prior year combined pro forma results	(2)%			(3)%
Division operating income (loss)	$16	$(23)	$(8)	$126	$21	$8
Division operating income margin (loss)	1.0%	(1.4)%	(0.6)%	1.9%	0.3%	0.2%

Retail Division operating income was $16 million, or 1.0% of sales, in the fourth quarter of 2014 compared to a reported division operating loss of $8 million, or 0.6% of sales, in the fourth quarter of 2013 and a prior year period combined pro forma operating loss of $23 million, or 1.4% of sales. The increase in fourth quarter 2014 division operating income compared to combined pro forma fourth quarter 2013 results resulted largely from a decrease in occupancy costs driven by store closings, a decrease in selling, general, and administrative expenses including payroll and advertising, as well as improvement in the gross margin rate; all of which were partially offset by the negative flow-through impact of lower sales.

Office Depot ended the fourth quarter of 2014 with a total of 1,745 retail stores in the North American Retail Division. During the quarter the company closed 108 stores and opened 2 stores.

North American Business Solutions Division

Business Solutions Division sales were $1.5 billion in the fourth quarter of 2014 compared to $1.2 billion in the prior year period. Prior year results include the OfficeMax stub period. On a combined pro forma basis, sales declined 1% in the fourth quarter of 2014 compared to the prior year quarter, due to lower sales in Canada including the impact of negative currency translation.

Business Solutions (in millions)	4Q14	4Q13 Pro Forma	4Q13 Reported	FY14	FY13 Pro Forma	FY13 Reported
Sales	$1,460	$1,479	$1,173	$6,013	$6,085	$3,580
Sales decline from prior year combined pro forma results	(1)%			(1)%
Division operating income	$66	$22	$16	$232	$162	$113
Division operating income margin	4.5%	1.5%	1.4%	3.9%	2.7%	3.2%

Business Solutions Division operating income was $66 million, or 4.5% of sales, in the fourth quarter of 2014 compared to reported division operating income of $16 million, or 1.4% of sales, in the fourth quarter of 2013 and prior year period combined pro forma operating income of $22 million, or 1.5% of sales. The increase in fourth quarter 2014 division operating income compared to combined pro forma fourth quarter 2013 was driven by lower selling, general, and administrative expenses including payroll and advertising, and improvement in the gross margin rate.

International Division

International Division sales were $0.8 billion in the fourth quarter of 2014 compared to $0.9 billion in the prior year quarter. Prior year results include the OfficeMax stub period. On a combined pro forma basis, sales declined 4% in constant currency.

International (in millions)	4Q14	4Q13 Pro Forma	4Q13 Reported	FY14	FY13 Pro Forma	FY13 Reported
Sales	$834	$924	$870	$3,400	$3,510	$3,008
Sales decline in constant currency from prior year combined pro forma	(4)%			(4)%
Division operating income	$29	$29	$28	$53	$44	$36
Division operating income margin	3.5%	3.1%	3.2%	1.6%	1.2%	1.2%

International Division operating income was $29 million, or 3.5% of sales, in the fourth quarter of 2014 compared to reported division operating income of $28 million, or 3.2% of sales, in the fourth quarter of 2013 and prior year period combined pro forma operating income of $29 million, or 3.1% of sales. The fourth quarter 2014 results compared to combined pro forma fourth quarter 2013 results reflected lower selling, general, and administrative expenses including payroll and advertising; offset by the negative flow-through impact of lower sales, the negative impact of currency translation, and a slight decline in the gross margin rate.

Office Depot ended the fourth quarter of 2014 with a total of 264 stores in the International Division, including 146 company-owned stores and 118 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $33 million in the fourth quarter of 2014 compared to reported unallocated operating costs of $29 million in the fourth quarter of 2013, and combined pro forma unallocated operating costs of $36 million in the fourth quarter of 2013.

Balance Sheet and Cash Flow

As of December 27, 2014, Office Depot had $1,071 million in cash and cash equivalents and approximately $1.1 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.2 billion. Total debt was $706 million, excluding $839 million of non-recourse debt related to the credit-enhanced timber installment notes. For the full year 2014, cash provided by operating activities, including merger-related expenses, was $156 million and capital expenditures were $123 million.

Acquisition by Staples

On February 4, 2015, Staples, Inc. and Office Depot announced that the companies entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing. The transaction has been approved by both companies’ Board of Directors and is subject to Office Depot shareholders’ approval, as well as various regulatory approvals and other customary closing conditions. The agreement includes representations, warranties and conditions, including breakup fees under certain conditions if the transaction fails to close. The transaction is anticipated to close by the end of 2015. Refer to the company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 4, 2015, for additional information on the transaction.

Outlook

Office Depot expects total company sales in 2015 to be lower than 2014, primarily due to its decision to close certain stores, the negative impact of currency translation, and continued challenging market conditions. Due to the announced agreement to be acquired by Staples, Office Depot is withdrawing previous guidance for 2015 adjusted operating income and free cash flow based on the associated uncertainty with vendors, customers, and employees.

Office Depot continues to make significant progress on its merger integration with OfficeMax. By the end of 2016, the completion of the integration period, the company continues to expect to achieve total annual run-rate merger synergy benefits of more than $750 million.

Office Depot continues to estimate that a total of approximately $400 million of cash merger integration expenses will be required during the 2014 through 2016 integration period, excluding costs related to optimizing the U.S. retail store portfolio. Nearly $300 million of these cash integration expenses were incurred in 2014. The company continues to anticipate integration capital spending of approximately $200 million during the 2014 through 2016 integration period, of which $18 million was spent in 2014. In 2015, the company expects capital expenditures to be approximately $250 million, including approximately $100 million related to merger integration. Depreciation and amortization is expected to be approximately $300 million in 2015.

Additionally, the company continues to expect the previously announced European restructuring plan, which includes the creation of centralized and standardized processes across Europe, to generate approximately $90 million of annual cost reduction benefits by the end of 2016. The company anticipates incurring incremental pre-tax restructuring charges of approximately $120 million, consisting of severance pay and other employee termination benefits as well as lease obligation and other costs.

Additional Information on 2014 Results

Additional information on the company’s full year results can be found in our Form 10-K filed with the SEC on February 24, 2015. Additional information on the company’s fourth quarter and full year results, including written commentary from executive management, can also be found our Investor Relations website at investor.officedepot.com.

Non-GAAP Reconciliations and 2013 Pro Forma Information

Reconciliations of reported (GAAP) results to adjusted (non-GAAP) results are presented in this release. These reconciliations, as well as consolidated 2013 pro forma income statements for the combined legacy Office Depot and OfficeMax operations, are posted to the Investor Center page on our Investor Relations website at investor.officedepot.com.

About Office Depot, Inc.

Formed by the merger of Office Depot, Inc. and OfficeMax Incorporated, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $16 billion, employs approximately 56,000 associates, and serves consumers and businesses in 56 countries with more than 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s proposed merger with Staples, including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Office Depot and Staples. In connection with the proposed transaction, Staples will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the proxy statement of Office Depot that also constitutes a prospectus of Staples. The definitive proxy statement/prospectus will be mailed to stockholders of Office Depot. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, STAPLES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Office Depot and Staples through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878.

Office Depot and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Office Depot’s stockholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Office Depot’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Office Depot is set forth in Office Depot’s Annual Report on Form 10-K for the year ended December 28, 2013 and its Proxy Statement on Schedule 14A, dated March 24, 2014, which are filed with the SEC. Additional information regarding the interests of Office Depot’s directors and executive officers in the proposed transaction, which may be different than those of Office Depot’s stockholders generally, will be contained in the proxy statement/prospectus that will be filed with the SEC.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Sales	$3,832	$3,486	$16,096	$11,242
Cost of goods sold and occupancy costs	2,941	2,699	12,320	8,616

Gross profit	891	787	3,776	2,626
Selling, general and administrative expenses	813	782	3,479	2,560
Asset impairments	11	12	88	70
Merger, restructuring, and other operating expenses, net	128	111	403	201
Legal accrual	—	—	81	—

Operating loss	(61)	(118)	(275)	(205)
Other income (expense):
Interest income	6	4	24	5
Interest expense	(24)	(21)	(89)	(69)
Gain on disposition of joint venture	—	—	—	382
Other income (expense), net	1	—	—	14

Income (loss) before income taxes	(78)	(134)	(340)	127
Income tax expense (benefit)	6	(14)	12	147

Net loss	(84)	(120)	(352)	(20)
Less: Results attributable to the noncontrolling interests	—	—	2	—

Net loss attributable to Office Depot, Inc.	(84)	(120)	(354)	(20)
Preferred stock dividends	—	24	—	73

Net loss available to common stockholders	$(84)	$(144)	$(354)	$(93)

Based and Diluted loss per share	$(0.15)	$(0.34)	$(0.66)	$(0.29)

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	December 27, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$1,071	$955
Receivables, net	1,264	1,333
Inventories	1,638	1,812
Prepaid expenses and other current assets	245	296

Total current assets	4,218	4,396
Property and equipment, net	963	1,309
Goodwill	391	398
Other intangible assets, net	72	113
Timber notes receivable	926	945
Deferred income taxes	32	35
Other assets	242	281

Total assets	$6,844	$7,477

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,340	$1,426
Accrued expenses and other current liabilities	1,517	1,463
Income taxes payable	4	4
Short-term borrowings and current maturities of long-term debt	32	29

Total current liabilities	2,893	2,922
Deferred income taxes and other long-term liabilities	621	719
Pension and post-employment obligations	196	163
Long-term debt, net of current maturities	674	696
Non-recourse debt	839	859

Total liabilities	5,223	5,359

Commitments and contingencies
Noncontrolling interest in joint venture	—	54
Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 551,097,537 in 2014 and 536,629,760 in 2013	6	5
Additional paid-in capital	2,556	2,480
Accumulated other comprehensive income	107	272
Accumulated deficit	(990)	(636)
Treasury stock, at cost – 5,915,268 shares in 2014 and 2013	(58)	(58)

Total Office Depot, Inc. stockholders’ equity	1,621	2,063

Noncontrolling interests	—	1

Total equity	1,621	2,064

Total liabilities and stockholders’ equity	$6,844	$7,477

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	December 27, 2014	December 28, 2013
Cash flows from operating activities:
Net loss	$(352)	$(20)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	313	209
Charges for losses on inventories and receivables	66	59
Earnings from equity method investments	—	(14)
Asset impairments	88	70
Compensation expense for share-based payments	38	38
Loss (gain) on disposition of joint venture	2	(382)
Deferred income taxes and deferred tax asset valuation allowances	—	8
Loss (gain) on disposition of assets	6	(3)
Other	5	5
Changes in assets and liabilities:
Decrease (increase) in receivables	(3)	(2)
Decrease (increase) in inventories	(1)	(34)
Net decrease (increase) in prepaid expenses and other assets	14	(2)
Net decrease in trade accounts payable, accrued expenses and other current and other long-term liabilities	(20)	(39)

Total adjustments	508	(87)

Net cash provided by (used in) operating activities	156	(107)

Cash flows from investing activities:
Capital expenditures	(123)	(137)
Acquired cash in Merger, net	—	457
Proceeds from sale of joint venture, net	43	675
Return of investment in Boise Cascade Holdings, L.L.C.	—	35
Proceeds from sale of available for sale securities	43	—
Restricted cash	(3)	(4)
Proceeds from disposition of assets and other	12	2

Net cash provided by (used in) investing activities	(28)	1,028

Cash flows from financing activities:
Net proceeds from employee share-based transactions	39	3
Debt retirement	—	(150)
Debt issuance	—	—
Debt related fees	—	(1)
Redemption of redeemable preferred stock	—	(407)
Redeemable preferred stock dividends	—	(63)
Proceeds from issuance of borrowings	21	23
Payments on long- and short-term borrowings	(45)	(45)

Net cash provided by (used in) financing activities	15	(640)

Effect of exchange rate changes on cash and cash equivalents	(27)	3
Net increase in cash and cash equivalents	116	284
Cash and cash equivalents at beginning of period	955	671

Cash and cash equivalents at end of period	$1,071	$955

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliation

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables. Adjusted operating income excludes 2014 results from the Grupo OfficeMax consolidated joint venture, as the Office Depot interest in the joint venture was sold in August 2014.

(In millions, except per share amounts)

Q4 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,832		$—	$—	$3,832
Gross profit	891	23.3%	—	—	891	23.3%
Operating expenses	952	24.8%	139	—	813	21.2%

Operating income	$(61)	(1.6)%	$(139)	$—	$78	2.0%
Net income (loss) attributable to common stockholders	$(84)	(2.2)%	$(124)	$—	$40	1.1%

Earnings (loss) per share	$(0.15)		$(0.22)	$—	$0.07

FY 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$16,096		$—	$155	$15,941
Gross profit	3,776	23.5%	—	40	3,736	23.4%
Operating expenses	4,051	25.2%	572	32	3,447	21.6%

Operating income (loss)	$(275)	(1.7)%	$(572)	$8	$289	1.8%
Net income (loss) attributable to common stockholders	$(354)	(2.2)%	$(473)	$2	$117	0.8%

Earnings (loss) per share	$(0.66)		$(0.88)	$—	$0.22

Note: Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	13 Weeks Ended		Year Ended
Store Counts	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013

North American Retail (NAR):
Stores opened	—	2	1	4
OfficeMax stores merged	—	829	—	829
Stores closed	106	23	168	33
Total NAR (U.S.) stores	1,745	1,912	1,745	1,912
Total NAR square footage (in millions)	39.6	43.6
Average square footage per store (in thousands)	22.7	22.8

Business Solutions Division:
Stores opened	—	—	—	—
OfficeMax stores merged	—	22	—	22
Stores closed (1)	—	3	19	3
Total Business Solutions (Canada)	—	19	—	19

International Division Company-Owned:
Stores opened	3	2	7	3
OfficeMax stores merged	—	22	—	22
Stores closed	2	1	5	4
Total International Company-Owned	146	144	146	144

International Division Franchisees & Licensees:
Stores opened	5	1	6	8
Stores closed	—	12	3	39
Total International Franchisees & Licensees	118	115	118	115

Other (Mexico Joint Ventures):
Stores opened	—	—	—	3
OfficeMax stores merged	—	93	—	93
Stores closed/sold (2)	—	—	93	251
Total Mexico Joint Ventures	—	93	—	93

(1)	All 19 Grand & Toy branded locations in Canada were closed during the second quarter of 2014
(2)	The company’s interest in the Office Depot de Mexico joint venture was sold in July 2013, and the company’s interest in the Grupo OfficeMax joint venture was sold in August 2014